Spacelabs Healthcare Trading Update

HAWTHORNE, CA -- 11/07/2006 -- Spacelabs Healthcare, Inc., (LSE: SLAB), provides a strategic and trading update to coincide with its majority shareholder, OSI Systems ("OSI"), who today announced its first quarter segment operating results for its healthcare business.

OSI reported Healthcare segment revenues of $48.2 million for the first quarter of fiscal 2007, a decrease of (6)% from $51.4 million reported for the first quarter of fiscal 2006. Excluding the contribution of the recent acquisition of Del Mar Reynolds ("DMR"), underlying revenues declined by approximately (16)%. The year on year decrease in revenues was primarily attributable to softer than expected sales in the North American market. In addition, as a result of Hurricane Katrina in the prior year, North American sales for the first quarter of fiscal 2006 were positively impacted.

For the first quarter of fiscal 2007, OSI reported an operating loss for its Healthcare business of $(4.3) million compared with operating income of $1.2 million for the first quarter of fiscal 2006. The first quarter results include a $0.6 million one-time pre-tax charge for in-process research and development relating to the Company's acquisition of DMR.

The results for Spacelabs Healthcare are being reported as part of OSI System's healthcare segment. As such, these results are segment results as defined by U.S. GAAP, and therefore do not correlate to Spacelabs Healthcare stand alone financial statements.

Spacelabs Healthcare Chief Executive Officer, Mr. Deepak Chopra said, "As previously disclosed, Spacelabs' trading is seasonal with the first and third quarters traditionally softer than the second and fourth quarters. During the first quarter we experienced softness in the U.S. healthcare market, leading to a disappointing first quarter of the fiscal year. Our pipeline of prospective orders remains strong, however, and we continue to expect the traditionally stronger second quarter to see more robust sales activity. As such, we expect the current quarter to see an increase in revenues. At this stage it is too early to determine whether the anticipated strength in the second quarter will make up for the weakness experienced in the first quarter. While we continue to aggressively pursue sales opportunities in the U.S. we are very optimistic about our anesthesia business in North America after the initial response received to our market launch in October at the American Society of Anesthesiologist Show in Chicago. Overall we remain cautiously optimistic for the outlook for the full year."

Spacelabs Healthcare Chairman, Sir John Banham, continued, "Our strong performance in fiscal 2006 indicates that we were able to capture market share through organic growth while capturing cost efficiencies to enhance profitability. We believe we are well positioned to continue to grow our business organically while pursuing strategic acquisitions to diversify our product portfolio. By broadening our product line we look to leverage our established infrastructure and distribution channels. In July this year we completed the acquisition of DMR, expanding our product portfolio to include Diagnostic Cardiology solutions. The integration of DMR has proceeded successfully to date with our cost synergy expectations now higher than originally forecasted, the positive impact of which will begin to become evident in the second half of the fiscal year with the full benefit in fiscal 2008."

About Spacelabs Healthcare, Inc.

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, pulse oximeters and sensors and bone densitometers selling to hospitals, clinics and physicians offices. Additionally, the Company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted.

The Company employs approximately 1,400 personnel in its 14 offices in UK, Canada, India, France, Germany, Finland, Singapore and the United States. The Company conducts its manufacturing and R&D in India, the UK and the United States.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company's expectations, goals or intentions about the future. The actual results may differ materially from those described in or implied by any forward-looking statement. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

For further information, please contact:
Spacelabs Healthcare Inc
Tel: + 1 310 717 9182
Jeremy Norton
Director of Investor Relations

Financial Dynamics
Tel: +44 (207) 269 7242
Ben Atwell/John Gilbert